Exhibit 99.(m)

FORM OF DISTRIBUTION AND SERVICE PLAN

[              ], 2008

                    This Distribution and Service Plan (“Plan”) has been adopted by the Board of Trustees (“Trustees”) of Global X Fund (the “Trust”) pursuant to Rule l2b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and is effective with respect to the shares of beneficial interest (“Shares”) of each series of the Trust identified in Exhibit A hereto (each, a “Fund” and together the “Funds”). In adopting this Plan, the Trustees have determined that there is a reasonable likelihood that adoption of the Plan will benefit each such Fund and its shareholders.

                    The Trust has entered into a Distribution Agreement with SEI Investments Distribution Co. (“Distributor”), pursuant to which the Distributor will act as the distributor with respect to the creation and distribution of Creation Unit Aggregations of Shares (“Creation Units”) of the Funds as described in the Trust’s registration statement under the 1940 Act and under the Securities Act of 1933, as amended (“Registration Statement”). Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Registration Statement.

                    1. Payments. (a) Each Fund is authorized to reimburse the Distributor up to a maximum amount of 0.25% per annum of each Fund’s average daily net assets for actual amounts expended to finance any activity primarily intended to result in the sale of Creation Units of each Fund or for providing or arranging for others to provide shareholder services and for the maintenance of shareholder accounts. Such activities may including, but not limited to, (i) delivering copies of the Trust’s then current prospectus to prospective purchasers of Creation Units, (ii) marketing and promotional services, including advertising, (iii) paying the costs of and compensating others, including Authorized Participants with whom the Distributor has entered into written Authorized Participant Agreements, for performing shareholder servicing on behalf of the Funds; (iv) compensating certain Authorized Participants for providing assistance in distributing the Creation Units of the Funds, including the salaries and/or commissions of sales personnel in connection with the distribution of the Creation Units of the Funds, and (v) facilitating communications with beneficial owners of Shares. Upon the Trustees’ approval of payment of fees under this Plan, the fee is accrued daily and paid monthly. In addition, pursuant to this Plan, Global X Management Company LLC (“Adviser”) or the Distributor may make payments from time to time from their own resources, which may include any management fee or any distribution fee received from the Trust, and past profits, for any of the foregoing purposes. Such payments will not increase the amount which the Funds are required to pay to the Adviser or the Distributor for any fiscal year under the Advisory Agreement or Distribution Agreement in effect for that year.

                    (b) Distribution expenses incurred in any one year in excess of [___%] of each Fund’s average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Trustees including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (“Independent Trustees”).

                    (c) The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 1(a) hereof.

                    2. Written Agreements. All written agreements relating to this Plan entered into between either the Funds or the Distributor and Authorized Participants or other organizations must be in a form satisfactory to the Trustees.

                    3. Effective Date. This Plan shall become effective with respect to each Fund upon approval by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

                    4. Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to a Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

                    5. Amendment. This Plan may be amended at any time by the Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in paragraph 1(a) hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of a Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

                    6. Termination. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of a Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Trustees and a majority of the Independent Trustees.

                    7. Assignment. Except as otherwise provided in the 1940 Act, this plan will not be terminated by an assignment, however, an assignment will terminate any agreement under the plan involving any such assignment upon not more than sixty (60) days’ written notice to the other party to the agreement.

                    8. Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

                    9. Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to herein for a period of at least six (6) years from the date of the Plan, agreement and report, the first two (2) years in an easily accessible place.

                    10. Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act).

                    11. Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted September [     ], 2008

EXHIBIT A

Global X FTSE Nordic 30 ETF